EXHIBIT 99

News
For Immediate Release May 28, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES ENTERS INTO AGREEMENT FOR
EXTENSION OF PCC SUPPLY CONTRACTS WITH INTERNATIONAL PAPER
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Two Companies To Initiate Joint Development of New Technologies
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Company to Host Conference Call
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NEW YORK, May 28--Minerals Technologies Inc. (NYSE: MTX) announced today that it has reached a two-part agreement with International Paper Company to extend eight satellite precipitated calcium carbonate (PCC) plant supply contracts and to initiate joint efforts to develop new mineral-based products for papermaking applications. As part of this technology effort, Minerals Technologies has acquired an exclusive license for patented technology held by International Paper relating to the use of fillers, such as PCC, and fibers in manufacturing paper and paperboard.

     "We are extremely pleased that we have resolved the outstanding issues regarding PCC supply with International Paper, our largest customer," said Paul R. Saueracker, chairman, president and chief executive officer. "As part of this agreement, Minerals Technologies will work with IP to increase the filler-loading levels of PCC in paper."

"By licensing IP's patented technology and undertaking this research and development effort, we hope to combine our knowledge of PCC synthesis technology with IP's papermaking expertise to commercialize new filler-fiber materials," said Kenneth L. Massimine, senior vice president and managing director, Paper PCC.

     The agreement is the culmination of extensive discussions between the two companies. Under the agreement, eight contracts between International Paper and Minerals Technologies for operation of satellite PCC plants at IP mills in the United States and Europe have been extended to various dates up to 2015, each in accordance with its terms. Minerals Technologies' sales to International Paper in 2002 represented approximately 11.5 percent of the company's total sales.

     "We believe we now have a solid new foundation for a revitalized relationship with International Paper," said Mr. Saueracker. "This agreement will have some effect on our earnings in the short term, but we believe that the long-term benefits will include substantial future growth. Essentially, the agreement maintains the stability of our business with our largest customer, and at the same time provides for a new joint development effort to significantly increase the use of PCC in paper. Furthermore, barring any major upheavals in the worldwide economy, we continue to believe it is reasonable to assume that in 2003 the company's revenues will exceed $800 million. But, due to a mixture of favorable and unfavorable business factors, we now see a reduction in our forecasted diluted earnings per share for 2003 of about $0.10."

     Minerals Technologies will host a conference call on May 29, 2003 at 9 a.m. Eastern Daylight Time to discuss this agreement. Interested parties should dial 1-877-888-4034 or 1-719-867-0680 or listen to a webcast of the call at www.mineralstech.com.

PCC is a specialty pigment for filling and coating high-quality paper. By substituting PCC for more expensive wood fiber and other more expensive pigments, the paper industry is able to produce higher quality paper at lower cost. Minerals Technologies originated the satellite plant concept for making and delivering PCC on-site at paper mills. This concept has been a major factor in revolutionizing papermaking from an acid to an alkaline-based technology. Minerals Technologies constructed its first PCC satellite plant in 1986. Today, the company has 55 satellite plants in operation or under construction around the world.

Minerals Technologies is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $752.7 million in 2002.

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     This press release contains some forward-looking statements, in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at
http://www.mineralstech.com